STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 07/29/1997
                                                             971252373 - 2778361

                          CERTIFICATE OF INCORPORATION
                                       OF

                               Tren Property Corp.

         FIRST: The name of this corporation is Tren Property Corp.

         SECOND: Its registered office in the State of Delaware is to be located at 1313 N. Market Street, Wilmington DE 1980-1151, County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above".

         THIRD: The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The amount of the total authorized capital stock of the corporation is divided into 20,000,000 shares of stock at .001 par value.

         FIFTH: The name and mailing address of the incorporator is as follows:

         Regina Cephas,1313 N. Market St., Wilmington DE 19801-1151

         SIXTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

         With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

         The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholder, and no stockholder shall have any right of inspecting any account, or book or document of this Corporation. except as conferred by the law of the By-Laws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors. except as otherwise required by the laws of Delaware.

         SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a (moving violation of law; (3) liability for unlawful payments of dividends or unlawful stock purpose or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

         I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

                    DATED: July 29,1997

                                                               /s/ Regina Cephas
                                                               -----------------
                                                               Regina Cephas